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                                                                   EXHIBIT 10.47

October 31, 2000



John Gorst
Chief Executive Officer
Insynq. Inc.
1101 Broadway Plaza
Tacoma, WA 98402


Dear Mr. Gorst:

SUBJECT: CONSULTING AGREEMENT

Insynq, Inc. agrees to engage CFB Associates, Inc. and specifically Charles F. Benton, CPA to consult on general operational issues of Insynq, Inc. for a period of three months as Mr. Benton's schedule permits. The fee for this service will be billable at $350 per hour. It is agreed that Mr. Benton has provided consulting services with a value of $15,050 before the commencement date. Consultant is guaranteed a minimum of an additional 86 hours at the rate of $350 per hour.

$5,000 shall be paid by Insynq, Inc. to CFB Associates, Inc. on the last business day of each month starting November 30, 2000 for eight consecutive monthly payments and a final payment on July 31, 2001 of $5,150. Late payments will incur a late payment penalty of twenty percent of the balance due for each late payment. This agreement is non-cancelable.

Sincerely,


/s/ Charles Benton
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Charles F. Benton, CPA
CFB Associates, Inc.


The above is acceptable to Insynq, Inc.


/s/ John P. Gorst
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By: John P. Gorst, Chief Executive Officer
    Insynq, Inc.